Exhibit Q

CULP, INC.

OPTION AGREEMENT

Notice is hereby given of the following option grant (the “Option”) to purchase shares of Common Stock of Culp, Inc. (the “Company”) to the undersigned individual. Capitalized terms used but not otherwise defined herein shall have the same meanings given them in the Culp, Inc. 2002 Stock Option Plan (the “Plan”). The terms of the Option are as follows:

Optionee: Robert G. Culp, III (the “Optionee”)

Option Grant Date: June 25, 2007

Vesting Commencement Date: June 25, 2008

Exercise Price: $8.75 per share

Number of Option Shares: 10,000 shares of Common Stock

Option Expiration Date: June 24, 2017

Type of Option: Non-Qualified Stock Option

Vesting Schedule: June 25, 2008: 5,000 shares (50%); June 25, 2009: 5,000 shares (100%).

Option Subject to Plan. The Optionee acknowledges and agrees that this Option is subject to the terms and conditions of the Plan, which are incorporated herein by reference. The Optionee hereby acknowledges that he or she has previously been provided with a copy of the Plan.

Exercise of Option. This Option shall be exercisable in one or more installments in accordance with the Vesting Schedule set forth above and the Plan. This Option must be exercised by signing and delivering to the Company an Option Exercise Form, a copy of which may be obtained from the Company.

TRANSFER RESTRICTIONS. THE OPTIONEE HEREBY ACKNOWLEDGES AND AGREES THAT THIS OPTION IS SUBJECT TO CERTAIN TRANSFER RESTRICTIONS SPECIFIED IN THE PLAN.

Additional Terms Applicable to an Incentive Option. If this Option is designated as an Incentive Option above, the following terms and conditions shall apply:

(a) During the lifetime of the Optionee, this Option shall be exercisable only by the Optionee and shall not be assignable or transferable other than by will or by the laws of descent and distribution following the Optionee’s death.

(b) This Option shall cease to qualify for favorable tax treatment as an Incentive Option if (and to the extent) this Option is exercised for one or more Option Shares more than three months after the date the Optionee ceases to be an Employee for any reason other than death or Permanent Disability or more than twelve (12) months after the date the Optionee ceases to be an Employee by reason of death or Permanent Disability.

(c) No installment under this Option shall qualify for favorable tax treatment as an Incentive Option if (and to the extent) the aggregate Fair Market Value (determined as of the date of grant) of the Common Stock for which such installment first becomes exercisable hereunder would, when added to the aggregate value (determined as of the respective dates of grant) of any earlier installments of the Common Stock and any other securities for which this Option or any other Incentive Options granted to the Optionee prior to the date of grant (whether under the Plan or any other plan of the Company or any Parent or Subsidiary) first become exercisable during the same calendar year, exceed One Hundred Thousand Dollars ($100,000) in the aggregate. Should such One Hundred Thousand Dollar ($100,000) limitation be exceeded in any calendar year, this Option shall nevertheless become exercisable for the excess shares in such calendar year as a Non-Qualified Option.

(d) Should the exercisability of this Option be accelerated, then this Option shall qualify for favorable tax treatment as an Incentive Option only to the extent the aggregate Fair Market Value (determined as of the date of grant) of the Common Stock for which this Option first becomes exercisable in the calendar year in which the acceleration occurs does not, when added to the aggregate value (determined as of the respective dates of grant) of the Common Stock or other securities for which this Option or one or more other Incentive Options granted to the Optionee prior to the date of grant (whether under the Plan or any other Option plan of the Company or any Parent or Subsidiary) first become exercisable during the same calendar year, exceed One Hundred Thousand Dollars ($100,000) in the aggregate. Should the applicable One Hundred Thousand Dollar ($100,000) limitation be exceeded in the calendar year of such acceleration, the Option may nevertheless be exercised for the excess shares in such calendar year as a Non-Qualified Option.

(e) Should the Optionee hold, in addition to this Option, one or more other Options to purchase Common Stock which become exercisable for the first time in the same calendar year as this Option, then the foregoing limitations on the exercisability of such Options as Incentive Options shall be applied on the basis of the order in which such Options are granted.

No Employment or Service Contract. Nothing in this Notice or in the Plan shall confer upon the Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining the Optionee) or of the Optionee to terminate the Optionee’s Service at any time for any reason, with or without cause.

DATED: June 25, 2007

CULP, INC.

By:	/s/ Kenneth M. Ludwig
Kenneth M. Ludwig
Senior Vice President

OPTIONEE

/s/ Robert G. Culp

Option Modification Agreement

This agreement relates to options (the “Options”) previously granted to the undersigned individual (“Optionee”) by Culp, Inc. (the “Company”) under the Culp, Inc. 2002 Stock Option Plan (the “Plan”) on June 25, 2007 and evidenced by the Option Agreement attached hereto (the “Original Option Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning given to them in the Plan. As authorized by the Plan Administrator, the Company and the Optionee have agreed that the vesting schedule for the Options will be changed from a two-year vesting schedule to a five-year vesting schedule, with all other terms of the Options remaining the same.

Thus, notice is hereby given, and the undersigned parties agree, that the Original Option Agreement is hereby modified to provide that the Options will vest twenty percent (20%) on the first anniversary of the Option Grant Date stated in the Original Option Agreement, and twenty percent (20%) on each anniversary of such Option Grant Date thereafter, such that the Options will be fully vested on the fifth anniversary of such Option Grant Date. All other terms of the Original Option Agreement will remain unchanged and in full force and effect.

The Optionee acknowledges and agrees that this Option is subject to the terms and conditions of the Plan, which are incorporated herein by reference. The Optionee hereby acknowledges that he or she has previously been provided with a copy of the Plan. Nothing in this Notice or in the Plan shall confer upon the Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining the Optionee) or of the Optionee to terminate the Optionee’s Service at any time for any reason, with or without cause.

THE OPTIONEE HEREBY ACKNOWLEDGES AND AGREES THAT THIS OPTION IS SUBJECT TO CERTAIN TRANSFER RESTRICTIONS SPECIFIED IN THE PLAN.

This agreement is governed by the laws of the State of North Carolina, and is effective as of the 22nd day of January, 2008.

CULP, INC.

By:	/s/ Kenneth M. Ludwig

OPTIONEE

Signature:	/s/ Robert G. Culp

Print Name: Robert G. Culp, III